                                                                      EXHIBIT 99


                                                                    NEWS RELEASE


[CELERIS LOGO]




FOR IMMEDIATE RELEASE

CONTACT:   PAUL R. JOHNSON
           CHIEF FINANCIAL OFFICER
           (615) 341-0223


                           CELERIS CORPORATION REPORTS
                           44.3% INCREASE IN REVENUES

NASHVILLE, Tennessee (April 25, 2000) -- Celeris Corporation (Nasdaq/NM:CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced results from operations for the first quarter ended March 31, 2000.

         Revenues for the first quarter ended March 31, 2000, were $2.79 million, a 44.3% increase over revenues of $1.93 million in the first quarter of 1999. Loss from continuing operations for the quarter was $846,000, or $0.27 per diluted share, compared with a loss from continuing operations of $1.20 million, or $0.38 per diluted share, in the prior year period. The Company also announced a backlog of projects for clinical studies management, data management and clinical monitoring services presently valued at approximately $5.6 million.

         Barbara A. Cannon, president and chief executive officer of Celeris Corporation, said, "We continue to demonstrate steady progress as evidenced by the 44% increase in revenues and a 29% decrease in our operating loss compared with one year ago. We are committed to providing the highest level of service possible to our clients, and we believe we are doing that based on our backlog of projects combined with an increasing level of new requests for proposals, both from existing and prospective clients."

         Ms. Cannon added, "We believe demand for CRO services remains strong and our position in the industry continues to strengthen. Our Internet initiative, which will provide our clients with enhanced data warehousing and integration services as well as real time access to their project data, combined with our commitment to quality client service will help to differentiate us in this marketplace."




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CRSC Reports First Quarter Results
Page 2
April 25, 2000


         Celeris Corporation is a provider of specialty clinical research services and information technology services that expedite and streamline the clinical trial and regulatory submission process for pharmaceutical, medical device and biotechnology manufacturers.

         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to the uncertainty of market acceptance of the Company's new clinical research services; changes in the Company's backlog including potential cancellation, delay or change in the scope of client contracts for clinical research services; the Company's dependence on a single client for a material portion of the Company's revenues; the timing of the development of the Company's Internet capabilities, and the related market acceptance thereof; and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 1999.







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CRSC Reports First Quarter Results
Page 3
April 25, 2000


                      CELERIS CORPORATION AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                            Three Months Ended
                                                                 March 31,
                                                            -------------------
                                                             2000         1999
                                                            -------     -------
Revenue                                                     $ 2,789     $ 1,933
Cost of sales                                                 1,957       1,373
                                                            -------     -------

Gross Profit                                                    832         560
Operating expenses                                            1,777       1,928
                                                            -------     -------

Income (loss) from operations                                  (945)     (1,368)
Interest income, net                                             99         170
                                                            -------     -------
Income (loss) from continuing operations                       (846)     (1,198)

Discontinued operations:
Loss from discontinued operations                                --          --
Gain (loss) on disposal of discontinued operations               --         200
                                                            -------     -------

      Total discontinued operations                              --         200
                                                            -------     -------

Net income (loss)                                           $  (846)    $  (998)
                                                            =======     =======

Basic and diluted income (loss) per common share:(1)
    Continuing operations                                   $ (0.27)    $ (0.38)
    Discontinued operations                                      --        0.06
                                                            -------     -------
                                                            $ (0.27)    $ (0.32)
                                                            =======     =======

Basic and diluted weighted average shares outstanding(1)      3,124       3,140

(1) Adjusted to reflect a reverse three-for-one stock split on July 29, 1999.







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CRSC Reports First Quarter Results
Page 4
April 25, 2000



                      CELERIS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars In thousands)

                                                              March 31,    Dec. 31,
                                                                2000         1999
                                                              --------     --------
                                     ASSETS
Current Assets:
    Cash, cash equivalents, restricted cash, and
       short-term investments                                 $  7,638     $  8,965
    Accounts receivable, net of allowance of
      $385 and $343, respectively                                2,522        1,774
    Other current assets                                           441        1,052
                                                              --------     --------

           Total current assets                                 10,601       11,791
Net furniture, fixtures and equipment                            1,622        1,388
                                                              --------     --------

           Total Assets                                       $ 12,223     $ 13,179
                                                              ========     ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and accrued expenses                     $    789     $  1,068
    Deferred revenue and payables                                  466          446
    Accrued compensation                                           246          453
    Current portion of capital lease obligation                    115           --
    Net current liabilities of discontinued operations           1,166        1,196
                                                              --------     --------
           Total current liabilities                             2,782        3,163


Long-term portion of capital lease obligation                      217           --
Commitments and Contingencies                                       --           --

Shareholders' Equity:
    Common stock, $0.01 par value - 13,511,111 shares
      authorized; and 3,129,437 and 3,119,646 shares
      issued and outstanding, respectively                          31           31
    Additional paid-in capital                                  67,572       67,518
    Accumulated deficit                                        (58,379)     (57,533)
                                                              --------     --------
           Total shareholders' equity                            9,224       10,016
                                                              --------     --------

           Total Liabilities and Shareholders' Equity         $ 12,223     $ 13,179
                                                              ========     ========





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